FOR IMMEDIATE RELEASE

ENTERRA ENERGY SHARES TO TRADE ON

THE NASDAQ NATIONAL MARKET BEGINNING TODAY, MAY 21ST

Calgary, AB-May 21, 2003 - Enterra Energy Corp. today announced that its common stock, which has been trading on the NASDAQ SmallCap Market, will begin trading on the NASDAQ National Market effective today, May 21, 2003. The ticker symbol for Enterra Energy's common stock will remain 'EENC'; the Company's shares will also continue to trade on the TSX Venture Exchange under the symbol 'ENT.'

According to Reg Greenslade, President & CEO of Enterra Energy, "Listing on the NASDAQ National Market is an important step for our Company and comes on the heels of last week's announcement of our best ever quarterly performance. Enterra's common stock is now eligible for purchase by a broader range of investment management funds and should achieve wider recognition as a result. Additionally, our securities are now marginable and the wider exposure afforded by the NASDAQ National Market listing should encourage a higher degree of trading liquidity, thus benefiting our existing shareholders by making Enterra a more attractive investment for prospective shareholders. This milestone acknowledges that we are meeting our corporate objectives of increasing shareholder value by successfully executing our drilling program without dilution to existing holders."

Additional information can be obtained at the Company's website at www.enterraenergy.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward-looking statements". These statements involve risks that could significantly impact the Company. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks commonly associated with the exploration and development of oil and gas properties.

Company contacts: Investor Relations

Enterra Energy Corp. The Equity Group Inc.

Reg J. Greenslade, 403/213-2507 Linda Latman 212/836-9609

Luc Chartrand, 403/213-2502 Sarah Torres 212/836-9611

www.enterraenergy.com www.theequitygroup.com

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